Exhibit 5.1

575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax www.kattenlaw.com

June 4, 2020

Monster Beverage Corporation

1 Monster Way

Corona, California 92879

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Monster Beverage Corporation., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company of up to 32,000,000 shares (the “Shares”) of the Company’s common stock, $0.005 par value per share (“Common Stock”), pursuant to the Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Registration Statement;

2.	The Company’s certificate of incorporation and bylaws (in each case, including all amendments thereto), as in effect at all times from (and including) the date of the adoption of the 2020 Omnibus Incentive Plan through (and including) the date of this opinion;

3.	The 2020 Omnibus Incentive Plan document;
4.	Records of proceedings and actions of the Board of Directors of the Company and the stockholders of the Company relating to the 2020 Omnibus Incentive Plan; and

5.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the 2020 Omnibus Incentive Plan will conform to the terms and conditions of the 2020 Omnibus Incentive Plan and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Committee (as defined in the 2020 Omnibus Incentive Plan) will have approved the issuance of any awards under the 2020 Omnibus Incentive Plan with respect to the Shares, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of Common Stock.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when (i) the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the 2020 Omnibus Incentive Plan and the relevant award agreements, and (ii) certificates representing the Shares in the form of the specimen certificate(s) examined by us have been manually signed by an authorized officer of the transfer agent and registrar for Common Stock or registered and issued electronically by such transfer agent and registrar for Common Stock, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Delaware General Corporation Law, as currently in effect, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP